Exhibit 10.19

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made as of the 22nd day of March, 2012 by and among Dakota Plains, Inc., a Minnesota corporation (“Dakota Plains”), Travis T. Jenson (“Jenson”), the President and a shareholder of MCT Holding Corporation, a Nevada corporation (“MCT Holding”), and Thomas J. Howells (together with Jenson, the “Indemnifying Parties”), a shareholder of MCT Holding.

WHEREAS, Dakota Plains, DP Acquisition Corporation, a Minnesota corporation and wholly owned subsidiary of MCT Holding (“Merger Sub”); and MCT Holding have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof whereby Merger Sub would merge with and into Dakota Plains and Dakota Plains would thereby become a wholly owned subsidiary of MCT Holding; and

WHEREAS, it is a condition to the obligation of MCT Holding and Merger Sub to effect the closing of the transactions contemplated by the Merger Agreement that MCT Holding and the Indemnifying Parties have entered into this Indemnification Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.            Indemnification by the Indemnifying Parties.

(a)            Indemnification Relating to Representations and Warranties. Subject to the limitations contained this Indemnification Agreement, the Indemnifying Parties hereby agree, jointly and severally, to indemnify and hold Dakota Plains harmless from and after the date of this Indemnification Agreement from and against all damage it actually suffers as a result of any and all losses, injuries, damages or deficiencies sustained by Dakota Plains in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of MCT Holding prior to the Merger Time (as defined in the Merger Agreement), including all judgments, costs, fees (including reasonable attorneys’ fees), and other reasonable out of pocket expenses incident to the foregoing. The obligations of the Indemnifying Parties to indemnify Dakota Plains pursuant to this Section 1(a) are limited by and subject to the following:

(i)            Time Limit. The obligation of the Indemnifying Parties to indemnify Dakota Plains pursuant to this Section 1(a) will expire on two (2) years from the Closing Date of the Merger Agreement (the “Section 1(a) Expiration Date”), except with respect to (i) an indemnification claim pursuant to this Section 1(a) theretofore asserted in writing which remains unresolved, for which the obligation to indemnify continues until the claim is resolved and resolved claims for which payment has not yet been made to Dakota Plains or (ii) any claim alleging any fraud or intentional misconduct on the part of MCT Holding prior to the Merger Time or on the part of any of the Indemnifying Parties for which, in either case, the obligation of the Indemnifying Parties to indemnify Dakota Plains shall not expire.

(ii)            Dollar Limit for Indemnification Claims by Dakota Plains. The Indemnifying Parties shall be liable for all claims for indemnification pursuant to this Section 1(a); provided, however, that in no event shall the cumulative indemnification obligations of the Indemnifying Parties pursuant to this Section 1(a) exceed $2,000,000. Notwithstanding the foregoing, any claim alleging any fraud or intentional misconduct on the part of MCT Holding prior to the Merger Time or on the part of any of the Indemnifying Parties shall not be subject to any of the limitations set forth in this Section 1(a)(ii) and shall not be included in any calculation of the $2,000,000 cap included herein.

(b)            Notification and Opportunity to Confer. Dakota Plains agrees that it will (i) notify the Indemnifying Parties within seven (7) business days of Dakota Plains senior management becoming aware of a situation that is reasonably likely to give rise to a claim for indemnification under this Indemnification Agreement and (ii) give the Indemnifying Parties a reasonable opportunity to resolve such situation. However, any failure to so notify the Indemnifying Parties within such seven (7) day period shall not release the Indemnifying Parties from their respective obligations to indemnify Dakota Plains as provided in this Section 1, except to the extent that such failure has materially prejudiced the Indemnifying Parties’ ability to resolve such claim on a more favorable basis.

2.            Procedures for Indemnification. On or prior to the Section 1(a) Expiration Date, Dakota Plains shall give the Indemnifying Parties written notice, in reasonable detail, of all claims for indemnification being made by Dakota Plains against the Indemnifying Parties under the applicable provisions of this Indemnification Agreement and the amount of such claims (“Notice of Claim”). If requested in writing by the Indemnifying Parties within fifteen (15) days after receipt of the Notice of Claim, the Chief Executive Officer of Dakota Plains shall meet with the Indemnifying Parties within ten (10) business days thereafter to attempt to amicably resolve the dispute that is the subject of the Notice of Claim. The Indemnifying Parties must give Dakota Plains written notice of their intent to dispute the amount of a claim within thirty (30) business days of receipt of a Notice of Claim. The eventual payment by the Indemnifying Parties of any disputed amount shall include accrued interest of 8% per annum on the disputed amount from the date of payment by Dakota Plains of the disputed claim to the date of the payment to Dakota Plains by the Indemnifying Parties of such amount.

3.            Counterparts. This Indemnification Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

4.            Governing Law. This Indemnification Agreement shall be governed by the laws of the State of Minnesota without giving effect to conflict-of-laws principles.

5.            Arbitration. Any unresolved dispute or controversy arising under or in connection with this Indemnification Agreement or the transactions contemplated hereby shall be settled exclusively by arbitration, conducted before a single arbitrator in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect. To the extent not prohibited by governing law and to the extent not inconsistent with the rules of the American Arbitration Association then in effect, the arbitrator shall have full power and discretion to (i) authorize, direct and administer discovery, (ii) determine all threshold issues (e.g., jurisdiction, adequacy of notice, arbitrability, enforceability and scope), (iii) determine the applicability of statutes of limitations, (iv) apply any substantive or procedural rule of law, privilege or other standard, (v) receive evidence, with or without hearings, in such form and manner as may be appropriate under the circumstances, (vi) issue summary judgment or comparable disposition, (vii) allocate the costs and expenses of arbitration and enforcement, including attorney’s fees, and (viii) provide for such remedies or relief, including provisional or temporary relief but excluding punitive damages, as equity or circumstances may warrant. The arbitrator shall not, however, have the authority to add to, detract from or modify any provision hereof. A decision by the arbitrator shall be final and binding, without right of appeal for error or manifest disregard of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

2

6.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Indemnifying Parties, or either of them, to:

Travis T. Jenson

4685 So. Highland Drive, #202

Salt Lake City, Utah 84117

Thomas J. Howells

4685 So. Highland Drive, #202

Salt Lake City, Utah 84117

with a copy to:

Leonard W. Burningham, Esq.

455 East 500 South, #205

Salt Lake City, Utah 84111

If to Dakota Plains to:

c/o Gabriel G. Claypool

294 Grove Lane East

Wayzata, MN 55391

with a copy to:

Faegre & Benson LLP

c/o W. Morgan Burns

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-3901

7.            Severability. If any term or other provision of this Indemnification Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Indemnification Agreement shall nevertheless remain in full force and effect.

8.            Entire Agreement. This Indemnification Agreement constitutes the entire agreement with respect to the subject matter hereof.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have caused this Indemnification Agreement to be executed and delivered as of the date and year first above written.

DAKOTA PLAINS, INC.

By:	/s/ Gabriel G. Claypool
Name:	Gabriel G. Claypool
Its:	Chief Executive Officer

/s/ Travis T. Jenson
Travis T. Jenson

/s/ Thomas J. Howells
Thomas J. Howells

[Signature Page to Indemnification Agreement]